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                                                                     EXHIBIT 5.1

                       RE:  REGISTRATION STATEMENT ON FORM F-4
                             ADECCO SA, FILE NO. 333-88597

Zurich, November 19, 1999

Ladies and Gentlemen:

In connection with the registration of 700,000 common shares, nominal value CHF
10.00 per share (the "Shares") of Adecco SA, a societe anonyme organized in Switzerland (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form F-4 filed with the Securities and Exchange Commission (the "Commission") on October 7, 1999 (File No. 333-88597), as the same has been amended on the date hereof, and as it may be further amended (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with the creation of Shares, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of Switzerland, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

With your permission, for purposes of the opinion rendered herein, we have assumed that the new Swiss law on stock corporations as entered in force in 1992 would permit a wholly-owned subsidiary of a corporation to subscribe for shares in such subsidiary's parent. However, even if a different view was to prevail on this question, it would in our best judgment not affect the validity of the Shares once their creation will have been duly registered in the Commercial Register.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon payment therefor, registration in the Commercial Register, issuance and delivery in the manner presently contemplated, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters". The present opinion must not be used or circulated for any other purpose without our prior written consent.

Very truly yours,

BAR & KARRER

Prof. Dr. Rolf Watter